Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

between

COMPUTER SOFTWARE INNOVATIONS, INC.

and

FIFTH THIRD BANK

$8,000,000 Revolving Line of Credit

$700,000 Term Loan

March 6, 2012

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Schedule 1.1	Realty Leases
Schedule 4.8	Litigation
Schedule 4.12	Environmental Compliance
Schedule 4.14	Insurance
Schedule 4.17	Subsidiaries
Schedule 4.23(a)	Amendments to Subordinated Notes
Schedule 6.2(v)	Indebtedness
Schedule 6.3(v)	Permitted Liens

ii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 6, 2012, is made and entered into by and between COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (“Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation (“Bank”).

BACKGROUND STATEMENT

A. The Borrower has applied to the Bank for a revolving line of credit loan in the principal amount of

$8,000,000 and a term loan in the principal amount of $700,000 (each, a “Loan” and collectively, the “Loans”), to be advanced by the Bank pursuant to the terms and conditions hereof.

B. The Bank is willing to extend the Loans upon the terms and subject to the conditions set forth in this Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Bank to make the loans described herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. In addition to the words and terms defined elsewhere in this Agreement, the following terms when used herein shall have the following respective meanings:

“Account” means any and all present and future right, title, and interest of the Borrower, to the payment of money or other value for goods sold, leased or licensed or for services rendered (whether or not earned by performance and whether or not evidenced by a contract, instrument or document), however evidenced or arising, together with any and all present and future substitutions, removals, replacements, and proceeds of any of the foregoing, and including without limitation, all property or rights that constitute “accounts” of the Borrower under the Uniform Commercial Code as in effect in the State of South Carolina or such other applicable state from time to time. For the avoidance of doubt, amounts held as prepayment for, or deposit against, the future sale, lease, or license of goods or for future services to be rendered shall not be included in the foregoing definition.

“Advance” means the funding of a Revolving Loan by the Bank pursuant to Section 2.1(a) and the other terms of this Agreement.

“Affiliate” means, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 10% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” means this Credit Agreement and all schedules and exhibits hereto, together with any amendments, modifications, replacements and supplements hereto, any substitutes herefor, and any replacements, renewals or extensions hereof, in whole or in part, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Attorneys’ Fees”, “attorneys’ fees”, or “reasonable attorneys’ fees” or other words or provisions of similar import and whether capitalized or not shall mean attorneys’ and paralegal fees incurred based upon the usual and customary hourly rates of the attorneys and paralegals involved for time actually spent by such attorneys and paralegals and without giving effect to any statutory presumption that may then be in effect.

“Bank” means Fifth Third Bank, an Ohio banking corporation, and its successors and assigns.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, and any successor statute or statutes having substantially the same function.

“Borrower” means Computer Software Innovations, Inc., a Delaware corporation, and all of its permitted successors and assigns.

“Borrowing Base” means, at any time, an amount equal to the sum of (a) 80% of Eligible Accounts, plus (b) 50% of Eligible Inventory (provided, however, that the maximum amount of outstanding advances under the Revolving Credit Commitment made to the Borrower based upon Eligible Inventory shall not exceed $4,000,000.00). The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Bank, absent any error in such Borrowing Base Certificate. Notwithstanding anything herein to the contrary, the Bank may, at any time hereafter upon the occurrence or existence of any material adverse change in the Borrower’s business, assets, operations, condition (financial or otherwise) or results of operation, establish reserves in such amounts and with respect to such matters as Bank in its commercially reasonable judgment may elect to impose from time to time.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B or in such other form as is required and/or approved by the Bank, together with any attachments contemplated thereby.

“Business Day” means any day of the year on which banks are open for business in New York, New York and, in respect of any determination relevant to the determination or payment of interest determined based on LIBOR, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, during any period, the sum of all amounts paid during such period that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries as an acquisition of fixed assets or improvements, replacements, substitutions or additions thereto.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capital Lease” means any lease that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Barron Partners LP solely as a result of its ownership of the Borrower’s preferred stock, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); provided, however, that officers and directors of the Borrower solely by reason of their status as such shall not constitute a group (notwithstanding that they may be associates of one another and may be deemed to constitute a group for purposes of Section 13(d) of the Exchange Act or otherwise) and shall not be deemed to own shares owned by another officer or director of the Borrower; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) except for (i) Barron Partners LP solely as a result of its ownership of the Borrower’s preferred stock or (ii) officers and directors of the Borrower solely by reason of their status as such, any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.

“Closing Date” means the date upon which the Loans are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Section 3.1 has been satisfied or waived in accordance with the terms of this Agreement.

“Collateral” means any real and personal property of the Borrower or any other person or entity in which the Bank is granted a Lien under any Security Document as security for all or any portion of the Obligations.

“Credit Documents” means and collectively refers to this Agreement, the Revolving Note, the Term Note, the Security Documents, any Rate Management Agreement, the Letter of Credit Documents, the Waivers and any and all other agreements, instruments and documents now or hereafter executed by or in behalf of the Borrower or delivered to the Bank with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

“Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter then ending, the ratio of (i) the consolidated sum of (A) the Borrower’s EBITDA, plus (B) non-cash stock-based compensation expense and net unrealized loss on warrants, less (C) the Borrower’s distributions, dividends and other extraordinary items, in each case for the four fiscal quarters then ending to (ii) the consolidated sum of (A) the Borrower’s Interest Expense, plus (B) all principal payments with respect to Indebtedness that were paid or were due and payable by the Borrower, in each case for the four fiscal quarters then ending; provided, however, that for the purposes of this calculation, Indebtedness shall be deemed to exclude Fleet Leases and Realty Leases.

“Default” means any event which with the giving of notice, lapse of time, or both, would become an Event of Default.

“Default Rate” shall have the meaning set forth in the applicable Note.

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains and losses) and to the extent deducted in determining net income, (ii) Interest Expense, (iii) income taxes, and (iv) depreciation, depletion and amortization expenses.

“Eligible Accounts” shall mean and include with respect to the Borrower, each Account of the Borrower arising in the ordinary course of the Borrower’s business, net of any prepayments, progress payments, deposits, retentions and contingent liabilities owing to the Borrower. An Account shall not be deemed eligible unless such Account is subject to the Bank’s first priority perfected security interest and no other Lien, and is evidenced by an invoice or other documentary evidence satisfactory to the Bank. In addition, no Account shall be an Eligible Account if:

(a) it arises out of a sale made by the Borrower to an affiliate of the Borrower or to a person controlled by an affiliate of the Borrower;

(b) other than E-Rate Accounts, it is due or unpaid more than ninety (90) days after the original invoice date;

(c) with respect to E-Rate Accounts, it is due or unpaid more than one hundred (120) days after the original invoice date;

(d) unless otherwise agreed by the Bank in its sole discretion, twenty-five percent (25%) or more of the Accounts (excluding, however, any E-Rate Accounts) from such account debtor are not deemed Eligible Account hereunder;

(e) any covenant, representation or warranty contained in the Security Agreement with respect to such Account has been breached;

(f) the account debtor shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(g) the sale is to an account debtor outside the continental United States of America;

(h) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i) the Bank believes, in its sole reasonable judgment, that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor’s financial inability to pay;

(j) the account debtor is the United States of America, any state or any department, agency or instrumentality of any of them, unless the Borrower assigns its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(k) the goods giving rise to such Account have not been shipped to the account debtor or the services giving rise to such Account have not been performed by the Borrower or the Account otherwise does not represent a final sale;

(l) other than the E-Rate Accounts, the Account shall be ineligible to the extent that the aggregate amount of all the Accounts of the account debtor and its affiliates exceed 30% of all of the Borrower’s Accounts, but only to the extent such Accounts exceed such limit;

(m) the Account is subject to any offset, deduction, defense, dispute, or counterclaim or the Account is contingent in any respect or for any reason;

(n) the Borrower has made any agreement with any account debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(o) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(p) such Account is not payable to the Borrower; or

(q) such Account is not otherwise satisfactory to the Bank as determined in good faith by the Bank in the exercise of its discretion in a reasonable manner.

In addition to the foregoing requirements, Accounts of any account debtor that are otherwise Eligible Accounts shall be reduced to the extent of any accounts payable (including, without limitation, the Bank’s reasonable estimate of any contingent or accrued liabilities) by the Borrower to such account debtor; provided, that the Bank, in its reasonable discretion, may determine that none of the Accounts with respect to such account debtor shall be Eligible Accounts in the event that there exists an unreasonably large amount of payables owing to such account debtor; provided, further, that the Bank may change the standards of eligibility herein, in its good faith, commercially reasonable business judgment, by giving Borrower thirty (30) days prior written notice of such change.

“Eligible Inventory” shall mean inventory that is owned by the Borrower and held for sale in the ordinary course of the Borrower’s business which meets the specifications established by the Bank from time to time including, but not limited to, the following:

(a) the Bank has a perfected first priority security interest in such inventory, and such inventory is not subject to any Lien in favor of any Person (other than Liens in favor of the Bank);

(b) the inventory is of good and merchantable quality and free from defects;

(c) the inventory is of raw materials and finished goods ready and able to be sold, and does not include work in process;

(d) the inventory is subject to an existing purchase order or similar contract;

(e) the inventory is located at one of the Eligible Locations;

(f) the inventory does not include inventory in transit or inventory not otherwise in the Borrower’s possession (other than inventory located at one of the Eligible Locations);

(g) the inventory is not finished goods held pursuant to a consignment agreement;

(h) The inventory which is of finished goods has not been owned by the Borrower for more than three hundred sixty (360) days and is not otherwise out of date, broken or unsaleable as determined by the Bank and the inventory which is of raw materials has not been owned by the Borrower for more than three hundred sixty (360) days and is not otherwise out of date, broken or unsaleable as determined by the Bank;

(i) the inventory was not produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provision contained in Title 29 U.S.C., § 215(a)(1);

(j) the inventory does not allocate or identify purchase orders or contracts received from any customer of the Borrower, as to which such customer has filed or intends to file UCC financing statements or to otherwise perfect a security interest in such inventory;

(k) the inventory does not include any of the Borrower’s supplies, including spare and machine maintenance parts used in the general operations and maintenance of the machinery and equipment of the Borrower; and

(l) the Bank, in its good faith business judgment, has not notified the Borrower that the inventory is unsatisfactory in any materially adverse respect and, therefore, does not constitute Eligible Inventory.

Eligible Inventory will be valued, for purposes of determining the Borrowing Base, at the lower of actual weighted average cost or fair market value.

“Eligible Locations” shall mean any location that is reasonably approved in writing by the Bank, which are locations owned by the Borrower or locations for which the owner and/or operator of such premises have executed and delivered to the Bank a Waiver unless such Waiver has been waived in writing by the Bank in its reasonable discretion.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.

“Equipment” has the meaning specified in the Security Agreement.

“E-rate Account” means those accounts held by Borrower under the Schools and Libraries Universal Service Program.

“Event of Default” shall have the meaning specified in Article VII hereof.

“Exchange Act” shall have the meaning specified in Section 4.5 hereof.

“Fleet Leases” has the meaning specified in Section 6.3 hereof.

“Funded Debt” means, at any time indebtedness (i) in respect of borrowed money, or (ii) evidenced by a note, debenture (excluding subordinate notes and debentures) or other like written obligations to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which, under generally accepted accounting principles, are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention arrangements; provided that Funded Debt shall not include Fleet Leases, Realty Leases or Subordinated Debt.

“Funded Debt to EBITDA Ratio” means, the ratio of (i) Funded Debt to (ii) the sum of (A) EBITDA plus (B) non-cash stock-based compensation expense and net unrealized loss on warrants.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries on a consolidated basis throughout the period indicated and consistent with the financial practice of the Borrower and its Subsidiaries after the date hereof.

“Governmental Authority” means any nation or government, any state, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence requires investigation or remediation under an Environmental Law or common law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (v) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Indebtedness” means, for any Person, without duplication (i) obligations of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person; (v) capitalized lease obligations of such Person; (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit (whether or not drawn upon and in the stated amount thereof); (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above; (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person; (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person; (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries; and (xi) obligations under any Rate Management Agreement.

“Interest Expense” means the total of the costs of advances outstanding under Indebtedness including (i) capitalized interest, (ii) the interest component of Capitalized Leases, (iii) fees payable with respect to letters of credit and letters of guarantee and (iv) discounts incurred and fees payable with respect to bankers’ acceptances; provided, that in no case shall costs and fees with respect to Fleet Leases or Realty Leases be included in Interest Expense.

“Inventory” shall have the meaning specified in the Security Agreement.

“Investments” shall have the meaning set forth in Section 6.4.

“Letter of Credit” means individually and “Letters of Credit” means collectively, any and all standby letters of credit issued by the Bank for the account of Borrower pursuant to Section 2.1(a)(i) of this Agreement, together with any and all extensions, renewals or modifications thereof, substitutions therefor or replacements thereof.

“Letter of Credit Documents” shall mean any reimbursement agreements, other agreements or instruments relating to a Letter of Credit, including any application and agreement for standby letter of credit on the Bank’s standard forms then in effect and all supporting documentation.

“Lien” means any interest in property securing an obligation owed to, or claim by, a Person other than the owner of such property, whether such interest arises by virtue of contract, statute or common law, including but not limited to the lien or security interest arising from a mortgage, security agreement, pledge, lease, conditional sale, consignment or bailment for security purposes or from attachment, judgment or execution. The term “Lien” shall include any easements, covenants, restrictions, conditions, encroachments, reservations, rights-of-way, leases and other title exceptions and encumbrances affecting real property. For the purpose of this Agreement, the Borrower shall be deemed to own, subject to a Lien, any proceeds of a sale with recourse of accounts receivable, any asset leased under any “sale and lease back” or similar arrangement and any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Loan” or “Loans” means the Revolving Loan, the Term Loan and any other any loans, advances, extensions of credit made by Bank to Borrower, together with any and all renewals, extensions, amendments, modifications, replacements and substitutions thereof and therefor.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business, properties or prospects of the Borrower; (ii) the ability of the Borrower to perform under this Agreement or any other Credit Document in any material respect; (iii) the legality, validity or enforceability of this Agreement or any other Credit Document; or (iv) the perfection or priority of the Liens of the Bank granted under this Agreement or any other Credit Document or the rights and remedies of the Bank under this Agreement or any other Credit Document (other than a change resulting from any act or omission by the Bank).

“Notes” means the Revolving Note, the Term Note and any other promissory note of the Borrower evidencing a debt or obligation owed to Bank, including any amendments, modifications, extensions, renewals, substitutions, or replacements thereto or therefore.

“Notice of Borrowing” shall have the meaning set forth in Section 3.2.

“Obligations” means and include (i) the Loans, any Rate Management Obligations and all other loans, advances, Indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Bank or any of the Bank’s Affiliates of any kind or nature, present or future, arising under this Agreement, the Revolving Note, the Term Note or the other Credit Documents or any Rate Management Agreement, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired; (ii) all interest (including to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys’ fees and any other sums payable by the Borrower to the Bank under this Agreement or any of the other Credit Documents; (iii) all obligations under or in connection with any deposit account, lockbox, overdraft protection, automated clearing house service, corporate, purchasing and other multi-card services, or other cash management service provided to the Borrower; (iv) all reasonable costs and expenses including, without limitation, to the extent permitted by law, reasonable attorneys’ fees and legal expenses, incurred by the Bank in the collection of any of the indebtedness referred to in clauses (i), (ii) or (iii) above in amounts due and owing to the Bank under this Agreement or the other Credit Document; and (v) any advances made by the Bank for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Credit Documents or pursuant to any agreement, instrument or note relating to any of the Obligations, including, without limitation, advances for taxes, insurance, repairs and the like.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Permitted Investments” means (i) (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit maturing no more than one year from the date of investment therein issued by Bank; and (d) Bank’s money market accounts; (ii) Investments consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $100,000.00 in the aggregate at any time outstanding, and (b) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors not to exceed $50,000.00 in the aggregate at any time outstanding; (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, or other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (iv) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this part shall not apply to Investments of Borrower in any Subsidiary; and (v) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided, that Borrower shall at all times retain ownership of such technology and Borrower’s Investments in such joint ventures and strategic alliances shall not exceed $300,000.00 in the aggregate at any time outstanding.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

“Permitted Transfers” shall mean the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of: (i) Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of property of Borrower or its Subsidiaries in the ordinary course of business; (iii) surplus, worn-out or obsolete equipment; (iv) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; or (v) dispositions of Investments by the Borrower in the ordinary course of administration of its investment portfolio, consistent with the restrictions on Investments set forth herein; provided, that the disposition of equity interests in any Subsidiary shall not be a Permitted Transfer.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rate Management Agreement” means if mutually agreed by Bank and Borrower, any agreement, device or arrangement executed and delivered by Bank and Borrower following the Closing Date, providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between the Borrower and the Bank or any affiliate of Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of the Borrower to the Bank or any affiliate of Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Realty Leases” means those real estate leases under which the Borrower is lessee set forth on Schedule 1.1.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Revolving Credit Commitment” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Termination Date” means the date of the earliest to occur of the following: (i) July 31, 2013; and (ii) such earlier date of termination of the Revolving Credit Commitment pursuant to Section 2.3 hereof.

“Revolving Loan” shall have the meaning set forth in Section 2.1(a).

“Revolving Note” means the commercial promissory note of the Borrower evidencing the Revolving Loan dated the date hereof, together with any amendments, modifications, extensions, renewals, substitutions or replacements thereto or therefor.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” means that Security Agreement of even date herewith made by the Borrower in favor of the Bank, as amended, modified or supplemented from time to time.

“Security Documents” means the Security Agreement and all other pledge or security agreements, mortgages, deeds of trust, assignments or other similar agreements or instruments executed and delivered by the Borrower pursuant to the terms of this Agreement or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.

“Solvent” means as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.

“Subordinated Notes” means those certain Subordinated Promissory Notes dated February 11, 2005 payable by the Borrower in the original principal amount of $1,875,200 in the case of Barron Partners, LP and $375,000 each in the case of Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, William J. Buchanan and Joe G. Black, as amended by a certain Letter Agreement dated June 24, 2010 by and among the Borrower and Barron Partners, LP, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, William J. Buchanan and Joe G. Black, with a current aggregate principal amount outstanding of $762,563.00.

“Subordinated Debt” means debt that is fully subordinated on terms reasonably satisfactory to Bank, to the Obligations owing to Bank, including, but not limited to, the Subordinated Notes.

“Subsidiary” means any corporation, partnership, limited liability company, association or other business entity of which the Borrower owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof.

“Term Loan” shall have the meaning set forth in Section 2.1(b).

“Term Note” means the commercial promissory note of the Borrower evidencing the Term Loan dated the date hereof, together with any amendments, modifications, extensions, renewals, substitutions or replacements thereto or therefor.

“Unused Revolving Facility” means an amount equal to the maximum amount of the Revolving Credit Commitment then in effect less the aggregate amount of Revolving Loans outstanding under the Revolving Loan less the aggregate face amount of all Letters of Credit less any other deductions from the Revolving Credit Commitment as provided in the Agreement.

“Waivers” shall mean, collectively, any and all Warehouseman’s Waivers, Landlord’s Waivers, Mortgagee’s Waivers and Agreements and Processing Facility Waivers, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Bank, as amended, modified or supplemented from time to time.

1.2 Accounting Forms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in Section 5.13, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the financial statements of the Borrower referred to in Section 4.9. In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenants contained in Article VI, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

2.1 Commitments.

(a) Revolving Loan. The Bank agrees, on the terms and conditions set forth herein, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to, and issue Letters of Credit for the account of, the Borrower, from time to time before the Revolving Credit Termination Date; provided that, immediately after each Revolving Loan is made and Letter of Credit issued, the aggregate outstanding principal amount of the Revolving Loans by the Bank and the face amount of all outstanding Letters of Credit (whether or not drawn) shall not exceed the lesser of (i) $8,000,000 (as such figure may be reduced from time to time as provided in this Agreement, the “Revolving Credit Commitment”), and (ii) the Borrowing Base. Subject to Sections 3.2 and 3.3, the Borrower may borrow under this Section 2.1, repay or prepay Revolving Loans and reborrow under this Section 2.1 at any time before the Revolving Credit Termination Date. In the event and on such occasion that the sum of outstanding Revolving Loans plus the face amount of any outstanding Letters of Credit (whether or not drawn) exceeds the lesser of the Borrowing Base and the Revolving Credit Commitment, the Borrower shall immediately reduce the principal balance of the Revolving Loans and/or deliver cash collateral for outstanding Letters of Credit by the amount of such excess.

(i) Letter of Credit Subfacility. From time to time during the period from the Closing Date to the thirtieth (30th) day preceding the Revolving Credit Termination Date for the Revolving Credit Commitment, subject to the further terms and conditions hereof, the Borrower may request that the Bank, in lieu of cash advances, issue Letters of Credit under the Revolving Credit Commitment; provided, however, that after giving effect to the face amount of such Letter of Credit, the sum of the aggregate outstanding Revolving Loans and the aggregate face amount of all Letters of Credit issued and outstanding shall not exceed the lesser of (A) the Revolving Credit Commitment and (B) the Borrowing Base. The availability of advances under the Revolving Credit Commitment shall be reduced by the aggregate amount to be drawn under each Letter of Credit issued and outstanding plus the aggregate of all unreimbursed drawings under each Letter of Credit. Upon a draw under any Letter of Credit, the Borrower shall immediately reimburse the Bank for such drawing under such Letter of Credit in accordance with the provisions of the Letter of Credit Documents. If (i) the Borrower shall not have immediately reimbursed the Bank for such drawing under such Letter of Credit, (ii) the Bank must for any reason return or disgorge such reimbursement or (iii) the Borrower is required to make a payment under Section 2.1 hereof and fails to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 2.1 hereof shall automatically be converted into an advance under the Revolving Credit Commitment which shall be made on the date of such drawing for all purposes of this Agreement. The Borrower’s obligation to reimburse the Bank with respect to each drawing under a Letter of Credit shall be absolute and unconditional.

Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of all Letter of Credit Documents required by the Bank and shall be governed by the terms of this Agreement and by the Letter of Credit Documents executed in connection therewith. Notwithstanding anything herein to the contrary, no Letter of Credit shall have an expiry date beyond the earlier to occur of (i) twelve (12) months from date of issuance and (ii) the business day that is thirty (30) days prior to the Revolving Credit Termination Date.

Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. The Borrower shall pay the Bank’s standard issuance fee on the face amount of each Letter of Credit upon issuance, together with such other customary fees, commissions and expenses therefor as shall be required by the Bank. This Agreement is not a pre-advice for the issuance of a letter of credit and is not irrevocable.

(c) Term Loan. The Bank shall extend to Borrower for use in connection with the refinance of existing term debt and purposes related thereto and all costs and expenses associated therewith a term facility in the principal amount of Seven Hundred Thousand Dollars ($700,000.00) (the “Term Loan”), which shall be repaid in accordance with the terms of the Term Note of even date herewith evidencing the same.

2.2 Notes.

(a) The Revolving Loan made by the Bank shall be evidenced by the Revolving Note payable to the order of the Bank in an amount equal to the original principal amount of the Revolving Credit Commitment. The Borrower and the Bank hereby agree that the terms of this Agreement shall be incorporated by reference into the Revolving Note as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Revolving Note, the terms of this Agreement shall control.

(b) The Term Loan made by the Bank shall be evidenced by the Term Note payable to the order of the Bank in an amount equal to the original principal amount of the Term Loan. The Borrower and the Bank hereby agree that the terms of this Agreement shall be incorporated by reference into the Term Note as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Term Note, the terms of this Agreement shall control.

2.3 Principal Payments; Maturity.

(a) The Borrower shall repay the Revolving Loan:

(i) In accordance with the terms of the Revolving Note;

(ii) In full, upon the occurrence of any Event of Default and acceleration of the Obligations by the Bank pursuant to Article VII hereof; and

(iii) In part, immediately in the event that the total principal amount outstanding at any time under the Revolving Note exceeds the lesser of (i) the Revolving Credit Commitment and (ii) the Borrowing Base, in the amount of such excess.

(b) The Borrower shall repay the Term Loan:

(i) In accordance with the terms of the Term Note;

(ii) In full, upon the occurrence of any Event of Default and acceleration of the Obligations by the Bank pursuant to Article VII hereof.

2.4 Interest; Fees.

(a) The Borrower shall pay interest and fees on the Revolving Loan in accordance with the terms of the Revolving Note.

(b) The Borrower shall pay interest and fees on the Term Loan in accordance with the terms of the Term Note.

2.5 Disbursement of Loan Proceeds. The Borrower hereby authorizes and directs the Bank to disburse, for and on behalf of the Borrower and for the Borrower’s account, the proceeds of the Loans made by the Bank pursuant to this Agreement (i) to such Person or Persons as the Borrower shall direct, whether orally or in writing, (ii) to pay the Bank any interest, fees, costs and expenses payable pursuant to Section 8.1 hereof, and (iii) to the Borrower’s depository accounts with the Bank in an amount equal to the sum necessary to cover checks or other items of payment drawn by the Borrower upon such accounts and presented for payment.

2.6 Use of Proceeds.

(a) The proceeds of the Revolving Loan shall be used by the Borrower solely (i) for corporate and operating purposes, including providing working capital for the Borrower, (ii) to payoff existing debt, and (iii) to pay fees and expenses in connection with the transactions contemplated by this Agreement.

(b) The proceeds of the Term Loan shall be used by the Borrower solely (i) to refinance an existing term facility, and (ii) to pay fees and expenses in connection with the transactions contemplated by this Agreement.

2.7 Taxes. All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to the Loans or fees relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions or withholdings of any nature now or at any time hereafter imposed on or measured by any Governmental Authority or by any taxing authority thereof, or therein, excluding (i) taxes imposed on or measured by the Bank’s net income, (ii) franchise taxes imposed on the Bank by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof, and (iii) taxes imposed on the Bank’s income, and franchise taxes imposed on it, by the jurisdiction of the Bank’s lending office or any political subdivision thereof. In the event that the Borrower is required by applicable law to make any such withholding or deduction of taxes with respect to the Loans or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank all receipts and other additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made.

2.8 Fees.

 (a) Note Processing Fee. The Borrower shall pay to the Bank (i) a note processing fee for the Revolving Note in the amount $800.00 and (ii) a note processing fee for the Term Note in the amount of $800.00 (collectively, the “Note Processing Fees”). The Note Processing Fees shall be due and payable on the Closing Date and shall be nonrefundable.

 (b) Unused Facility Fee. Borrower shall pay to Bank quarterly, in arrears, within twenty five (25) days after the last day of each calendar quarter, commencing with the calendar quarter ending March 31, 2012, and on the Revolving Credit Termination Date, a fee equal to 0.25% of the average daily Unused Revolving Facility.

2.9 Cross-Collateral of Loans. All of the Collateral pledged, mortgaged, granted, assigned to or deposited with the Bank as security for the performance and re-payment of each of the Loans and any Letter of Credit, shall be, and is hereby, pledged, mortgaged, granted, assigned to and deposited with the Bank as security for the performance and repayment of the documents evidencing or securing each of the other Loans and any Letter of Credit.

2.10 Recovery of Additional Costs. The Borrower shall pay to the Bank, promptly upon demand therefor, for the Bank’s costs or losses arising from any Change in Law (as hereinafter defined) that are allocated to this Agreement or any Loan outstanding under this Agreement, which allocation shall be made by the Bank in good faith in its sole reasonable discretion consistent with the treatment of similarly situated customers, using any reasonable method and which costs include, without limitation, (a) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement and the Notes) and (b) any capital requirements relating to the Bank’s assets and the Loans.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

ARTICLE III

CLOSING; CONDITIONS OF CLOSING AND BORROWING

3.1 Conditions to Closing of the Loans. The obligation of the Bank to make the Loans or issue any Letter of Credit hereunder is subject to the satisfaction of the following conditions precedent:

(a) Credit Documents. The Bank shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Bank shall have requested:

(i) from each of the parties hereto, a duly executed counterpart of this Agreement signed by such party;

(ii) a duly executed Revolving Note and Term Note for the account of the Bank; and

(iii) duly executed counterparts of all Security Documents, in form and substance acceptable to the Bank, along with evidence that all filings contemplated thereby have been made. The Security Documents to be placed of record or filed shall have been duly executed and recorded and filed in all appropriate offices and shall constitute a first and prior Lien on the Collateral, subject only to those matters set forth in Section 6.3 of this Agreement.

(b) Officer’s Certificate. The Bank shall have received a certificate of an officer of the Borrower as of the Closing Date, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(c) Good Standing. The Bank shall have received a certificate as of a recent date of the good standing of the Borrower as of the Closing Date, under the laws of its jurisdiction of incorporation, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(d) Lien Searches. The Bank shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower as debtor, in Delaware and in any other jurisdiction reasonably requested by the Bank, and the results thereof shall be reasonably satisfactory to the Bank.

(e) Recording and Filing. The Bank shall have received evidence that a UCC financing statement has been duly recorded in the Office of the Secretary of State of Delaware and that all other filings and action needed to provide the Bank with a perfected, first priority security interest (except for Collateral subject to Permitted Liens) in the Collateral described in the Security Documents have occurred.

(f) Insurance. The Bank shall have received certificates of insurance evidencing the insurance coverages described on Schedule 4.14 and all other or additional coverages required under the Security Documents and naming the Bank as lender’s loss payee or additional insured, as its interests may appear, entitling the Bank to thirty (30) days prior notice of cancellation or modification, on all such policies of insurance covering the Collateral.

(g) Fees; Expenses. The Borrower shall have paid to the Bank (i) the Note Processing Fees and (ii) all other fees and reasonable expenses required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Credit Documents.

(h) Cancellation of Indebtedness and Termination of Liens. The Borrower shall have furnished to the Bank evidence satisfactory to the Bank, as of the Closing Date, of (i) cancellation of all commitments from and evidence of repayment in full of all indebtedness to RBC Bank (or evidence that such commitments and indebtedness will be repaid and cancelled on or before the first disbursement under this Agreement) and (ii) termination of all existing liens in favor of RBC Bank (or evidence that such liens will be terminated and cancelled promptly in connection with the repayment and cancellation of the commitments and indebtedness described in clause (i) above).

(i) Termination of Liens. The Borrower shall have furnished to the Bank evidence satisfactory to the Bank in its sole discretion that all necessary termination statements, release statements and any other types of release in connection with any and all Liens disclosed by the lien searches described above have been filed or satisfactory arrangements have been made for such filing.

(j) Opinion of Counsel. The Borrower shall have caused to be furnished to the Bank an opinion of counsel on behalf of the Borrower, dated the Closing Date, in form and substance satisfactory to the Bank in absolute discretion.

(k) Primary Operating and Depository Accounts. The Borrower shall have established its primary operating and depository accounts with the Bank.

(l) Subordinated Notes. The Borrower shall have furnished to the Bank copies of the Subordinated Notes, which shall be in form and substance satisfactory to the Bank, and such other instruments and documents in favor of all or any of the holders of the Subordinated Debt.

(m) Borrowing Base Certificate. The Bank shall have received a completed Borrowing Base Certificate dated the Closing Date and signed by an authorized officer of the Borrower.

(n) Other Documents. The Bank shall have received such other documents, certificates, opinions, instruments and other evidence as the Bank may reasonably request, all in form and substance satisfactory to the Bank and its counsel, including such documents, certificates, opinions and instruments set forth in the preliminary closing checklist delivered to the Borrower in connection with this Agreement.

3.2 Conditions to Revolving Loans. The obligation of the Bank to make any Revolving Loan is subject to the Bank having received a notice of borrowing (each a “Notice of Borrowing”), in the form of Exhibit A, specifying (i) the aggregate principal amount of the requested Revolving Loan to be made, and (ii) the requested date of such Revolving Loan, which shall be a Business Day. Each such Notice of Borrowing shall be irrevocable.

3.3 Conditions to all Loans and Advances. The obligation of the Bank to make any Loan or issue any Letter of Credit hereunder is subject to the continued validity of all Credit Documents and the satisfaction of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower in Article IV shall be true and correct on and as of the date of the making of any Loan and the issuance of each Letter of Credit with the same effect as though made on and as of such date, except that (i) to the extent any such representation or warranty related to a specific date, in which case such representation or warranty shall be true and correct as of such date, and (ii) the representations and warranties contained in Section 4.9 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.1.

(b) No Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date after giving effect to the making of the loan under the Loan or issuing a Letter of Credit.

(c) Documentation. The Bank shall have received such other documents, certificates or information as it may reasonably request, all in form and substance satisfactory to the Bank.

Each Loan, Advance or issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Loan, Advance or issuance of a Letter of Credit as to the truth and accuracy of the facts specified in paragraphs (a) and (b) of this Section on such date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank as follows:

4.1 Company Organization and Power. The Borrower (a) is a corporation duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be; (b) is duly qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or its properties makes such qualification or licensing necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect); (c) has full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (d) has all governmental licenses, permits, franchises, certificates, inspections, authorizations, consents and approvals required to carry on its business as it is now being conducted (except where the failure to have such governmental authorization would not have a Material Adverse Effect).

4.2 Company Authority: No Conflict With Other Instruments or Law. The execution, delivery and performance of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate or limited liability company power and authority of the Borrower, (b) have been duly authorized by all necessary corporate or limited liability company action on the part of the Borrower, (c) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of the Borrower’s articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower is a party or by which it is bound or to which any of its properties are subject, (d) will not violate, conflict with, give rise to any liability under, or constitute a default under any Requirement of Law, and (e) will not result in the creation, imposition, or acceleration of any Indebtedness or tax or any Lien that is not a Permitted Lien of any nature upon, or with respect to, the Borrower or any of its properties.

4.3 Due Execution and Delivery. This Agreement and the other Credit Documents to which the Borrower is a party have been duly executed and delivered to the Bank by an officer of the Borrower who has been duly authorized to perform such acts.

4.4 Enforceability. This Agreement and the other Credit Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor’s rights or general principles of equity.

4.5 Governmental Approval. The execution, delivery and performance of this Agreement and the other Credit Documents to which the Borrower is a party and the transactions contemplated hereby and thereby do not require any authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority other than those obtained on or before the Closing Date, and other than the Borrower’s reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”).

4.6 Margin Stock. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System). The execution, delivery and performance of this Agreement and the use of the proceeds of the Loans or any extension of credit hereunder, do not and will not constitute a violation of such Regulations.

4.7 Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.8 Litigation. There are no suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting the Borrower, and no proceedings before any Governmental Authority are pending or, to Borrower’s knowledge, threatened against the Borrower, except as set forth on Schedule 4.8 attached hereto.

4.9 Financial Statements.

(a) The Borrower has delivered to the Bank its audited financial statements dated December 31, 2010 and its unaudited financial statements dated September 30, 2011. Such financial statements have been prepared in accordance GAAP and contain no material misstatement or omission and fairly present the financial position, assets and liabilities of the Borrower for the period then ended, except as may be noted therein and, in the case of unaudited statements, for notes and normal year-end audit adjustments.

(b) The Borrower is Solvent.

4.10 No Material Adverse Change. Since September 30, 2011, (a) there has been no Material Adverse Change, nor to the knowledge of the Borrower, is any Material Adverse Change threatened or reasonably likely to occur, and (b) the Borrower has not incurred any obligation or liability that would be reasonably likely to have a Material Adverse Effect or entered into any material contracts not specifically contemplated by this Agreement or the other Credit Documents or not in the ordinary course of business consistent with past practice.

4.11 Laws and Taxes. The Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon the Borrower by any law or by any Governmental Authority. The Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon the Borrower or its assets, including unemployment, social security, and real estate taxes. The Borrower has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against the Borrower which are outstanding on this date, and the Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

4.12 Environmental Compliance. Except as set forth on Schedule 4.12 and except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) All activities and operations of the Borrower meet all requirements of all applicable Environmental Laws and the Borrower has not violated any Environmental Law in the past.

(b) The Borrower is not involved in any suit or proceeding, and to the best of Borrower’s knowledge no litigation or proceeding is threatened against the Borrower or any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower, and the Borrower has not received any notice from any Governmental Authority or other third party with respect to a release or threat of release of any Hazardous Material, or violation or alleged violation of any Environmental Law, and has not received notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material.

(c) The Borrower has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits, and has generated and maintained all required data, documentation and records required under all Environmental Laws.

4.13 Ownership of Properties. The Borrower (i) has good and marketable title to the Collateral, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the financial statements referred to in Section 4.9 (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens.

4.14 Insurance. Schedule 4.14 sets forth, as of the Closing Date, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, expiration dates and any special cancellation conditions) of all policies of property and casualty, liability (including, but not limited to, product liability), business interruption, workers’ compensation, keyman life insurance, and other forms of insurance owned or held by the Borrower or pursuant to which any of their respective assets are insured. The assets, properties and business of the Borrower are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

4.15 Use of Proceeds. Unless expressly approved by Bank in its sole and absolute discretion, the Borrower shall use the proceeds of the Loans solely for the purposes set forth herein.

4.16 No Default. No Default or Event of Default under this Agreement has occurred and is continuing.

4.17 Subsidiaries. Except as set forth on Schedule 4.17, the Borrower has no Subsidiaries and is not a party to any partnership or joint venture agreement.

4.18 First Priority Liens. Except for Permitted Liens or as Bank may have otherwise consented hereunder or in other Credit Documents, this Agreement, together with the Security Documents, will create valid, perfected, first-priority security interests in the Collateral described in the Security Documents, in each case enforceable against the Borrower and securing the payment of all obligations purported to be secured thereby, to the extent that such perfection and priority can be attained by the filing of financing statements with the Delaware Secretary of State and, with respect to Accounts where the account debtor is the United States, a State or any department, agency or instrumentality of the United States or a State, to the extent of compliance with the Federal Assignment of Claims Act of 1940, as amended, or with any similar or applicable state or local law.

4.19 ERISA. The Borrower is in compliance in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with each employee benefit plan (as defined by ERISA) maintained by the Borrower.

4.20 Licenses, etc. The Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

4.21 Full Disclosure. All information heretofore furnished to the Bank by the Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished to the Bank by the Borrower will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing (including pursuant to its reports under the Exchange Act) any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of the Borrower, or the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents.

4.22 OFAC; Anti-Terrorism Laws.

(a) Neither the Borrower nor any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b) The Borrower is in compliance in all material respects with the PATRIOT Act. No part of the proceeds of the Term Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.23 Subordinated Notes. Since the date of the Subordinated Notes:

(a) the Subordinated Notes have not been amended, modified or supplemented except as set forth in the documents and instruments listed on Schedule 4.23(a); and

(b) the Subordinated Notes have not (i) matured or (ii) been accelerated, and no default or event, which with the passage of time, giving of notice or both or would constitute a default, has occurred under the Subordinated Debt.

ARTICLE V

AFFIRMATIVE COVENANTS

Until payment in full of all Obligations of the Borrower to the Bank, the Borrower will comply with the following:

5.1 Financial and Business Information. Deliver to the Bank:

(a) As soon as available, but in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrower, audited (and certified without qualification) consolidated financial statements of Borrower (including a balance sheet, an income statement and a statement of retained earnings and changes in financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together with an opinion on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

(b) As soon as available, but in any event within forty-five (45) days after the last day of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet, a statement of income, cash flow and retained earnings prepared in accordance with GAAP, consistently applied, in form acceptable to Bank and certified by the chief financial officer, controller, chief accounting officer of the Borrower or other Person reasonably acceptable to Bank; and

(c) Concurrently with the delivery (or filing, as the case may be) of the financial statements described in subsection (a) and (b) above, a Compliance Certificate substantially in the form of Exhibit C or otherwise in form and substance acceptable to the Bank with respect to the period covered by the financial statements being delivered thereunder, executed by the president or chief financial officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Section 5.14 as of the last day of the period covered by such financial statements, and, to the knowledge of Borrower, whether any Event of Default exists and, if so, the nature thereof and the corrective measures the Borrower proposes to take;

(d) Within thirty (30) days after the end of each calendar month, a company completed Borrowing Base Certificate in form and substance acceptable to the Bank, certified by the Borrower’s president or chief financial officer to be true and accurate and in compliance with the Credit Documents, and attaching thereto (i) an aging report of accounts receivable, (ii) an inventory report, and (iii) any other information reasonably requested by the Bank in order to verify the Eligible Accounts and Eligible Inventory;

(e) Within a reasonable time but in no event less than five Business Days, upon the Bank’s request, such other information about the property, financial condition and operations of the Borrower as the Bank may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at its website address; provided that the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.1(c) to the Lender.

5.2 Notice of Certain Events. Promptly give notice in writing to the Bank of:

(a) Any Material Adverse Change;

(b) All litigation when the aggregate amount of claims pending or threatened in writing is $250,000 or more and the Borrower is a defendant;

(c) Any dispute which may exist between the Borrower and any Governmental Authority or any threatened action by any Governmental Authority to acquire or condemn any of the properties of the Borrower where the amount involved is $250,000 or more;

(d) Any proceeding or order before any court or administrative body requiring the Borrower to comply with any statute or regulation regarding protection of the environment if such compliance would require (i) expenditures in the amount of $250,000 or more or (ii) the shutting down of any major installation for a period in excess of seventy-two (72) hours or if such violation involves the possibility of the imposition of a fine of $250,000 or more;

(e) Any casualty loss resulting in an aggregate loss of $250,000 or more with respect to the Collateral described in any Security Document; and

(f) Any Default or Event of Default.

5.3 Existence; Maintenance of Properties. (a) Maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect), (b) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business, and (c) continue in operation in substantially the same manner as at present.

5.4 Compliance with Law. The Borrower shall comply with all material federal, state and local laws, regulations and orders applicable to the Borrower or its assets including but not limited to all Environmental Laws, in all respects material to the Borrower’s business, assets or prospects and shall immediately notify the Bank of any violation of any such rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any material complaint or notifications received by the Borrower regarding any material environmental or safety and health rule, regulation, statute, ordinance or law. The Borrower shall obtain and maintain all material licenses, permits, franchises, Governmental Authorizations or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law.

5.5 Payment of Obligations. The Borrower shall (a) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) pay when due all material taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such material charge or claim need be paid if it is being diligently contested in good faith, if the Bank is notified in advance of such contest and if the Borrower establishes an adequate reserve and deposits with the Bank cash or bond in an amount acceptable to the Bank.

5.6 Maintenance of Books and Records; Inspection. Maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times provided the Bank gives the Borrower two (2) Business Days notice (except no prior notice shall be required if an Event of Default has occurred and is continuing) prior to seeking access thereto, including permission to: (a) examine, copy and make abstracts from any such books and records and such other information which might be helpful to the Bank in evaluating the status of the Obligations or appropriate for the enforcement of this Agreement as it may reasonably request from time to time, and (b) communicate directly with any of the Borrower’s executive officers or accountants with respect to the business, financial conditions and other affairs of the Borrower.

5.7 Maintenance of Insurance.

(a) At its own cost, obtain and maintain insurance against (i) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as the Borrower and, in any event, sufficient to fully protect the Bank’s interest in the Collateral described in the Security Documents, and (ii) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as the Borrower. All such policies shall (x) be issued by financially sound and reputable insurers, (y) name the Bank as an additional insured and, where applicable, as loss payee under a lender loss payable endorsement satisfactory to the Bank, and (z) shall provide for the insurer to use it best efforts to provide thirty (30) days written notice to the Bank before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more certificates of insurance delivered to the Bank by the Borrower on the Closing Date and at such other times as the Bank may request from time to time.

(b) In the event of casualty loss with respect to any the Collateral described in any Security Document, the Bank, as mortgagee, loss payee or additional insured, as appropriate to the policy, may make proof of loss if not made promptly by the Borrower, and each insurance company concerned shall hereby be authorized and directed to make payment for such loss directly to the Bank instead of to the Borrower and the Bank jointly. Any such proceeds must be applied to either (i) the payment of the Obligations, or (ii) the repair and/or restoration of the Collateral.

5.8 Environmental Laws.

(a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

5.9 Name Change. Notify the Bank at least thirty (30) days prior to the effective date of any change of its name, and prior to such effective date the Borrower shall have executed any required amended or new UCC financing statements and other documents necessary to maintain and continue the perfected security interests of the Bank in all of its Collateral and shall have taken such other actions and executed such documents as the Bank shall reasonably require.

5.10 Depository/Banking Services. As long as any Obligations are outstanding, (i) the Bank shall be the principal depository in which substantially all of the Borrower’s funds are deposited, and (ii) the Borrower shall maintain its principal bank accounts with the Bank.

5.11 Other Amounts Deemed Loans. If the Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other obligation, the Bank may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of the Borrower, and to the extent permitted by law and at the option of the Bank, all monies so paid by the Bank on behalf of the Borrower shall be deemed Obligations.

5.12 OFAC, PATRIOT Act Compliance. Refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the PATRIOT Act.

5.13 Financial Covenants. Borrower shall, beginning December 31, 2011, fully and timely comply on a consolidated basis with each and every one of the financial covenants set forth in this Section 5.13:

(a) Debt Service Coverage Ratio. The Borrower will maintain as of the last day of each fiscal quarter, on a rolling four quarters basis, a Debt Service Coverage Ratio of greater than or equal to 1.20 to 1.00.

(b) Funded Debt to EBITDA Ratio. The Borrower will maintain as of the last day of each fiscal year, for the fiscal year then ended, a Funded Debt to EBITDA Ratio of not more than 2.50 to 1.00.

5.14 Use of Proceeds. Unless otherwise agreed by Bank in its sole and absolute discretion, the Borrower shall use the proceeds of the Loans only for the purposes provided in Section 2.6 hereof. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

5.15 ERISA. The Borrower shall comply in all material respects with all applicable requirements of ERISA and of the Code in connection with each employee benefit plan (as defined by ERISA) maintained by the Borrower. The Borrower shall promptly notify the Bank if any “Reportable Event” or “Prohibited Transaction” (as defined by ERISA) has occurred with respect to any such plan.

5.16 Further Assurances. Execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Credit Documents and the transactions contemplated thereby.

5.17 Post-Closing Covenant – Waivers. Within thirty (30) days of Closing, furnish to the Bank Waivers in form and substance acceptable to the Bank from the lessor of the Borrower’s main location in Easley, South Carolina. Throughout the term of this Agreement, the Borrower shall also furnish to the Bank Waivers in form and substance acceptable to the Bank from each lessor of any real property location where material Collateral is located.

ARTICLE VI

NEGATIVE COVENANTS

Until payment in full of all Obligations of the Borrower to the Bank, the Borrower will not, without the express prior written approval of the Bank:

6.1 Mergers and Consolidations. Consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets, in a single transaction or a series of transactions to any Person, except that CSI Technology Resources, Inc. may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person.

6.2 Indebtedness. Directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness except for: (i) Indebtedness of the Borrower in favor of the Bank incurred under this Agreement and the other Credit Documents; (ii) Indebtedness secured by Permitted Liens; (iii) the Subordinated Notes; provided, that the Subordinated Notes shall at all times be subordinated to the Obligations; (iv) Indebtedness of the Borrower under Rate Management Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes; (v) Indebtedness existing on the Closing Date which is disclosed on Schedule 6.2(v); and (vi) unsecured Indebtedness in an aggregate principal amount not to exceed $300,000.00 at any time outstanding.

6.3 Liens and Encumbrances. Create, assume or suffer to exist any Lien in or on the Collateral, except for (collectively, the “Permitted Liens”): (i) Liens in favor of the Bank created by or otherwise existing under or in connection with this Agreement and the other Credit Documents; (ii) Liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable; (iii) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect and, if requested by the Bank, the Borrower has established reserves satisfactory to the Bank with respect thereto; (iv) all licenses, restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of the Collateral for its intended purposes or the value thereof; (v) any Liens existing on the Closing Date which are disclosed on Schedule 6.3(v); (vi) Liens (a) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or (b) existing on such equipment at the time of its acquisition; provided that in each case (1) the Lien is confined solely to the equipment so acquired and improvements thereon, and the proceeds of such equipment; (2) to the extent not specifically prohibited by the terms of such Indebtedness, Borrower shall grant and pledge to Bank a valid, perfected security interest which is second in priority to any Lien granted in reliance upon this provision; and (3) the aggregate principal amount of the Indebtedness secured thereby shall not exceed $500,000; (vii) Liens relating to the leases for fleet automobiles or other vehicles in an aggregate acquisition amount of up to $3,000,000 (the “Fleet Leases”); (viii) Liens securing performance bonds relating to projects of the Borrower in the ordinary course of its business; (ix) Liens granted in connection with purchase contracts with vendors on customary trade terms in the ordinary course of business securing the purchase price of the property sold; provided, that (a) such Lien shall not extend to any property other than such sold property and proceeds thereof and (b) such obligation payable to such vendor shall be paid as promptly as possible and in any event within 60 days; and (x) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness or other obligations secured by Liens of the type described in clauses (i) through (viii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase. Notwithstanding anything herein to the contrary, any Lien in the Borrower’s ownership interests in any Subsidiary shall not be a Permitted Lien.

6.4 Restricted Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock, evidence of Indebtedness, or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, other than Accounts generated in the ordinary course of business (collectively, “Investments”), except for (i) Investments of the Borrower under Rate Management Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes, (ii) Permitted Investments; (iii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and (iv) other Investments not exceeding $300,000.00 in the aggregate in any fiscal year of the Borrower. Notwithstanding anything herein to the contrary, Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to or make any Investment in any Subsidiary (other than any such Investment as in existence on the date of this Agreement and as previously disclosed in the Borrower’s public filing documents).

6.5 Restricted Payments. Except in the absence of an Event of Default or as would not result in an Event of Default hereunder, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock, or set aside funds for any of the foregoing, including without limitation exchanges by the Borrower of equity securities (including derivative securities) of the Borrower for other equity securities (including derivative securities) of the Borrower.

6.6 Transactions With Related Persons. Except for Permitted Investments, directly or indirectly make any loan or advance to, or purchase, assume or guarantee any Indebtedness to or from, any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, or enter into any transaction with any Affiliate, except (i) for the Subordinated Notes, (ii) pursuant to the reasonable requirements of the business of such Affiliate and on terms substantially no more favorable to such Affiliate than those that such Affiliate would obtain in a comparable arms-length transaction with a Person not an Affiliate of the Borrower and (iii) such other transactions that do not, individually or in the aggregate, have a value or amount in excess of $300,000.00.

6.7 Sale-Leaseback Transactions. Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that the Borrower has sold or transferred (or is to sell or transfer) to a Person that is not a party to this Agreement or any of the Credit Documents or (ii) that Borrower intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by the Borrower to another Person that is not a party to this Agreement or any of the Credit Documents, in each case except for transactions otherwise expressly permitted under this Agreement.

6.8 Certain Amendments. Amend, modify, supplement or terminate any of its organizational documents in a manner that could reasonably be expected to be materially adverse to the Bank.

6.9 Limitation on Certain Restrictions. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any material restriction or encumbrance on the ability of the Borrower to perform and comply with its obligations under the Credit Documents.

6.10 No Other Negative Pledges. Enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien) and (iv) customary provisions in leases and licenses of real or personal property entered into by the Borrower as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof.

6.11 Dispositions. Convey, sell, lease, transfer or otherwise dispose of, and Borrower shall not permit any of its Subsidiaries to convey, sell, lease, transfer or otherwise dispose of (with respect to both Borrower and Borrower’s Subsidiaries, by operation of law or otherwise), any of the Collateral other than (i) Permitted Transfers and (ii) dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.11; provided that with respect to this clause (ii), (a) at the time of such disposition, no Default shall exist or would result from such disposition and (b) the aggregate book value of all property so disposed in any fiscal year shall not exceed $300,000.00.

6.12 Partnerships. Become a partner or joint venturer in any partnership or joint venture, except joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support.

6.13 Subsidiaries. (i) Except for CSI Technology Resources, Inc. (which is subject to the provisions of Section 6.18 hereof), create or acquire any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary or (ii) permit any Subsidiary in existence on the date hereof to (a) become liable for any Indebtedness (other than Indebtedness to Bank), (b) create or permit to exist any Liens (other than Liens in favor of Bank) or (c) enter into any document or agreement which would restrict or prohibit such Subsidiary from guaranteeing the Obligations or granting Liens in its assets in favor of the Bank.

6.14 Lines of Business; Change in Management. Engage in any business other than the businesses in which it is currently engaged or a business reasonably related or incidental thereto, without the prior written consent of the Bank, which consent shall not be unreasonably withheld. The Borrower shall not permit Nancy Hedrick to cease to be an active member of the Borrower’s management team, without the Bank’s prior written consent, which consent shall not be unreasonably withheld.

6.15 Fiscal Year. Change its fiscal year or its method of determining fiscal quarters.

6.16 Accounting Changes. Except as required by GAAP and the rules and regulations of the Securities and Exchange Commission, make or permit any material change in its accounting policies unless it promptly notifies the Bank of such change and the impact such change will have on the financial statements that are required to be delivered hereunder.

6.17 Subordinated Notes. Take any action which results or could reasonably be expected to result in the Obligations (to the extent consisting of principal and interest of the Loan) to fail at any time to be classified as “Senior Debt” under and as defined in the Subordinated Notes, or enter into any amendment or modification of the Senior Notes after the Closing Date which could reasonably be expected to be materially adverse to the Bank, including without limitation (i) increasing the aggregate principal amount of such Subordinated Debt or other obligations of the Borrower thereunder, (ii) increasing the interest rate or yield, including by increasing the “applicable margin” or similar component of the interest rate or by modifying the method of computing interest, (iii) modifying covenants, defaults, or events of default to make them materially more restrictive; (iv) accelerating any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity; (v) changing a prepayment, redemption, or defeasance provision so as to require a new payment or accelerate an existing payment obligation; or (vi) changing a term that would result in a Default under the Credit Agreement.

6.18 Dissolution or Merger of CSI Technology Resources. Shall dissolve or merge out of existence CSI Technology Resources, Inc. no later than June 15, 2012.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) The Borrower shall fail to pay when due any principal amount or any interest, fees or other charges payable under this Agreement, the Revolving Note, the Term Note or under any other Credit Document;

(b) The Borrower shall fail to observe or perform any covenant, restriction or agreement contained in Sections 5.1, 5.2, 5.3, 5.6 (with respect to inspection rights), 5.10, 5.13, 5.14, and Article VI of this Agreement.

(c) The Borrower shall fail to observe or perform any covenant, restriction or agreement contained in this Agreement or any Credit Document and not described in Sections 7.1(a) or (b) above for thirty (30) days after the earlier to occur of the Borrower (i) obtaining knowledge of such failure, or (ii) receiving written notice of such failure from the Bank, or such earlier cure period as may be expressly set forth in such Credit Document.

(d) Any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement, in any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

(e) The occurrence and continuance of any default or event of default on the part of the Borrower or Subsidiary of the Borrower (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which the Borrower or any of its Subsidiaries has incurred any Indebtedness, which default would permit acceleration of such Indebtedness;

(f) Any provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Credit Document; or the Borrower denies that it has any or further liability or obligation under any provision of any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document; or

(g) The occurrence and continuance of (i) nonpayment by the Borrower of any Rate Management Obligation when due or (ii) the breach by the Borrower of any term, provision or condition contained in any Rate Management Agreement, or any breach or default under other agreement between the Borrower and the Bank, for thirty (30) days after the earlier of the Borrower (x) obtaining knowledge of such failure, or (y) receiving written notice of such failure from the Bank; or

(h) Any Security Document to which the Borrower is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Bank a valid and perfected security interest in and Lien upon the collateral purported to be covered thereby, (to the extent that such security interest and perfection can be attained by the filing of financing statements with the Delaware Secretary of State and, with respect to Accounts where the account debtor is the United States, a State, or any department, agency or instrumentality of the United States or a State, to the extent of compliance with the Federal Assignment of Claims Act of 1940, as amended, or with any similar or applicable state or local law), subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Bank; or the Borrower shall assert any of the foregoing; or

(i) The Borrower (i) files, or consents to the filing of, a petition for relief under the Bankruptcy Code or any other insolvency law or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (ii) takes any corporate action to authorize or effect any of the foregoing actions, (iii) generally fails to pay, or admits in writing its inability to pay, its debts as such debts become due; (iv) shall apply for, seek or consent to, or acquiesce in, the appointment of a custodian, receiver, trustee, examiner, liquidator or similar official for it or for any material portion of its assets; (v) benefits from or is subject to the entry of an order for relief under any bankruptcy or insolvency law; or (vi) makes an assignment for the benefit of creditors; or

(j) Failure of the Borrower within sixty (60) days after the commencement of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed, or to have all orders or proceedings thereunder affecting the operations or the business of the Borrower stayed, or failure of the Borrower within sixty (60) days after the appointment, without its consent or acquiescence, of any custodian, receiver trustee, examiner, liquidator or similar official for it or for any material portion of its assets, to have such appointment vacated; or

(k) The Borrower ceases to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any material way prevented by court order from conducting all or any material part of its business affairs; or

(l) The entry of one or more judgments or orders for the payment of money against the Borrower in an amount in excess of $300,000 and such judgment(s) or order(s) shall continue unsatisfied and unstayed for a period of thirty (30) days or the issuance of a writ of execution, attachment or similar process against the Borrower which shall not be dismissed, stayed, discharged or bonded within thirty (30) days after the Borrower acquires knowledge thereof; or

(m) The Bank has reasonably determined in good faith that a material adverse change in the Borrower’s business, assets, operations, condition (financial or otherwise) or results of operations of the Borrower has occurred or that the prospect of payment or performance of any material covenant, agreement or duty under this Agreement, the Notes or the other Credit Documents is impaired or that the Bank is insecure; or

(n) There occurs any Change of Control;

(o) Any material provision of the Subordinated Notes or any other subordination provision applicable to the Subordinated Debt ceases to be in full force and effect; or any of the Borrower or any holder of such Subordinated Debt contests in any manner the validity or enforceability of any such provision; or any of the Borrower or any holder of such Subordinated Debt breaches any such provision; or

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default:

(a) Acceleration of Indebtedness. The Bank may, in its sole discretion, (i) declare all or any part of a Loans immediately due and payable, whereupon the Obligations shall become immediately due and payable without presentment, demand, protest, notice or legal process of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that a Loan shall automatically become due and payable upon the occurrence of an Event of Default under Sections 7.1(h) or (j); (ii) pursue all other remedies available to it by contract, at law or in equity, including but not limited to its rights under the Security Documents; (iii) cease to have any obligation to make the Loans or issue Letters of Credit, or to make any further disbursements hereunder; and (iv) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Bank, as cash collateral for its obligations under the Credit Documents, an amount equal to one hundred five percent (105%) of the aggregate amount available to be drawn under all Letters of Credit plus all amounts paid by the Bank in connection with drawings under any Letter of Credit for which the Bank has not been reimbursed, and Borrower hereby pledges to the Bank, and grants to the Bank a security interest in, all such cash as security for such obligations of Borrower.

(b) Right of Set-off. The Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by the Bank or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower under this Agreement or the other Credit Documents now or hereafter existing, whether or not such obligations have matured. The Bank agrees promptly to notify the Borrower after any such set-off or application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c) Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the Bank’s rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Credit Documents or under any other agreement between the Borrower and the Bank or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Bank or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.

ARTICLE VIII

MISCELLANEOUS

8.1 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Bank, including reasonable fees and disbursements of counsel, in connection with: (i) the preparation, execution, delivery, and filing, if required of this Agreement and the other Credit Documents, (ii) any amendments, supplements, consents or waivers hereto or to the Credit Documents, and (iii) the administration or enforcement of this Agreement and the other Credit Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Credit Documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. It is the intention of the parties hereto that the Borrower shall pay amounts referred to in this Section directly. In the event the Bank pays any of the amounts referred to in this Section directly, the Borrower will reimburse the Bank for such advances and interest on such advance shall accrue until reimbursed at the Default Rate.

8.2 Indemnification. From and at all times after the date of this Agreement, and in addition to all of the Bank’s other rights and remedies against the Borrower, the Borrower agrees to indemnify, defend and hold harmless the Bank and its directors, officers, employees, agents, successors, assigns and affiliates from and against any and all claims (whether valid or not), losses, damages, actions, suits, inquiries, investigations, administrative proceedings, judgments, liens, liabilities, penalties, fines, amounts paid in settlement, requirements of Governmental Authorities, punitive damages, interest, damages to natural resources and other costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees and expenses, court costs and fees, and consultant and expert witness fees and expenses) (collectively “Costs”) arising in any manner, directly or indirectly, out of or by reason of: (a) the negotiation, preparation, execution or performance of this Agreement or the other Credit Documents, or any transaction contemplated herein or therein, whether or not the Bank or any other party protected under this Section is a party to any action, proceeding or suit in question, or the target of any inquiry or investigation in question, (b) any breach of any of the covenants, warranties or representations of the Borrower hereunder or under any other Credit Document, (c) any lien or charge upon amounts payable hereunder by the Borrower to the Bank or any taxes, assessments, impositions and other charges in respect of the Collateral described in the Security Documents, (d) damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to any such Collateral or the use thereof, (e) any violation or alleged violation of any Environmental Law, federal or state securities law, common law, equitable requirement or other legal requirement by the Borrower or with respect to any property owned, leased or operated by the Borrower (in the past, currently or in the future), or (f) any presence, generation, treatment, storage, disposal, transport, movement, release, suspected release or threatened release of any Hazardous Material on, in, to or from any property (or any part thereof including without limitation the soil and groundwater thereon and thereunder) owned, leased or operated by the

Borrower (in the past, currently or in the future); provided, however, that such indemnity shall not, as to any indemnified party, be available to the extent such liability results from the willful misconduct or gross negligence of such indemnified party (as finally determined by a court of competent jurisdiction). All Costs shall be additional Obligations of the Borrower under this Agreement, shall be payable on demand to the party to be indemnified, and shall be secured by the lien of the Security Documents. Without limiting the foregoing, the Borrower shall be obligated to pay, on demand, the costs of any investigation, monitoring, assessment, enforcement, removal, remediation, restoration or other response or corrective action undertaken by the Bank or any other indemnified party, or their respective agents, with respect to any property owned, leased or operated by the Borrower. It is expressly understood and agreed that the obligations of the Borrower under this Section shall not be limited to any extent by payment of the Obligations and termination of this Agreement and shall remain in full force and effect until expressly terminated by the Bank in writing.

8.3 Consent to Jurisdiction; Waiver of Jury Trial. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING WITHIN THE STATE OF SOUTH CAROLINA FOR ANY ACTION TO WHICH THE BORROWER AND THE BANK ARE PARTIES. TO THE EXTENT PERMITTED BY LAW, THE BORROWER WAIVES TRIAL BY JURY AND WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY OTHER PROCEEDING TO WHICH THE BANK IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BANK OR THE BORROWER. THE BORROWER ALSO CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION THAT HAS JURISDICTION OVER THE BORROWER.

8.4 Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand or overnight delivery service, or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below:

Party	Address
Borrower	1661 East Main Street, Suite A Easley, S.C. 29642 Attention: David Dechant, Chief Financial Officer

Bank	330 E. Coffee Street, Suite 5015 Greenville, S.C. 29601 Attention: Charles H. Arndt

The Borrower or the Bank may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

8.5 Continuing Obligations. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Credit Documents. The Borrower further agrees that to the extent the Borrower makes a payment to the Bank, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or other similar state or federal statute, or principle of equity, then, to the extent of such repayment by the Bank, the Obligation or part thereof intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been received by the Bank.

8.6 Controlling Law. This Agreement has been executed, delivered and accepted at, and shall be deemed to have been made in, South Carolina and shall be interpreted in accordance with the internal laws (as opposed to conflicts of laws provisions) of the State of South Carolina.

8.7 Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns and all rights against the Borrower arising under this Agreement shall be for the sole benefit of the Bank.

8.8 Assignment and Sale. The Borrower may not sell, assign or transfer this Agreement or any of the other Credit Documents or any portion hereof or thereof, including without limitation the Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. Nothing in this Agreement or any other Credit Document shall prohibit Bank from pledging or assigning this Agreement and the Bank’s rights under any of the other Credit Documents, including Collateral therefor.

8.9 Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

8.10 Amendment. Any provision of this Agreement or any other Credit Document to which the Borrower is a party may be amended if such amendment is in writing and is signed by the Borrower and the Bank. In connection with any amendment entered into in accordance with this Section, the Borrower shall pay to the Bank a fee to be negotiated between the Borrower and the Bank. Payment of such fee by the Borrower to the Bank shall be a condition precedent to the effectiveness of such amendment and shall be due on the date such amendment is signed by the Bank.

8.11 Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable by any court of competent jurisdiction, such determination shall not invalidate or render unenforceable any other provision hereof.

8.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which, together shall constitute but one and the same instrument.

8.13 Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

BORROWER:

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name: Nancy K. Hedrick
Title: Chief Executive Officer

BANK

FIFTH THIRD BANK

By:
Name: Charles H. Arndt
Title: Market Executive

Signature Page to Computer Software Innovations, Inc. Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

BORROWER:

COMPUTER SOFTWARE INNOVATIONS, INC.

By:
Name: Nancy K. Hedrick
Title: Chief Executive Officer

BANK

FIFTH THIRD BANK

By:	/s/ Charles H. Arndt
Name: Charles H. Arndt
Title: Market Executive

Signature Page to Computer Software Innovations, Inc. Credit Agreement

EXHIBIT A

FORM OF NOTICE OF BORROWING

Fifth Third Bank

330 E. Coffee Street, Suite 5015

Greenville, S.C. 29601

Attention: Charles H. Arndt

Ladies and Gentlemen:

The undersigned, Computer Software Innovations, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of March 6, 2012, between the Borrower and you (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 3.2(a) of the Credit Agreement, hereby gives you irrevocable notice that the Borrower requests an Advance of Revolving Loans under the Credit Agreement, and to that end sets forth below the information relating to such Advance (the “Proposed Advance”) as required by Section 3.2 of the Credit Agreement:

(i) The aggregate principal amount of the Proposed Advance is [$                     ].

(ii) The Proposed Advance is requested to be made on                     (the “Borrowing Date”).

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

A. Each of the representations and warranties contained in Article IV of the Credit Agreement and in the other Credit Documents is and will be true and correct in all material respects on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Advance and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

B. No Default or Event of Default has occurred and is continuing or would result from the Proposed Advance or from the application of the proceeds therefrom; and

C. After giving effect to the Proposed Advance, the aggregate outstanding principal amount of the Revolving Loans by the Bank shall not exceed the lesser of (i) the Revolving Credit Commitment or (ii) the Borrowing Base.

Very truly yours,

COMPUTER SOFTWARE INNOVATIONS, INC.

By:
Name:
Title:

(Signature Page to Notice of Borrowing)

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

To:         FIFTH THIRD BANK

Date:                , 20

THIS BORROWING BASE CERTIFICATE, dated as of                , 20    , is submitted pursuant to the Credit Agreement dated as of March 6, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) between COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (the “Borrower”), and FIFTH THIRD BANK (the “Bank”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

To induce the Bank to make Loans and other financial accommodations available to the Borrower under the Credit Agreement, the Borrower hereby certifies, represents and warrants, as of the date hereof, that (a) the person signing below is an authorized officer of the Borrower; (b) the accounts receivable described in Schedule 1 hereto represents only Eligible Accounts to the extent approved by the Bank in its reasonable discretion; (c) the inventory described in Schedule 1 hereto represents only Eligible Inventory to the extent approved by the Bank in its reasonable discretion; (d) the Borrower is in compliance in all material respects with all of the terms and provisions of the Credit Agreement and the other Credit Documents; (e) all of the Borrower’s representations and warranties in the Credit Agreement and the other Credit Documents are true and correct in all material respects; and (f) to the knowledge of Borrower, no Event of Default has occurred and is continuing or exists.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:
Name:
Title:

Schedule 1

to Borrowing Base Certificate

Borrowing Base Calculation

For the calendar month ending                     , 20        .

1. Collateral Availability		2. Borrowing Availability

A. Accounts Receivable (A/R)		15. Revolving Credit Commitment 16. Total Availability	$8,000,000.00
1. Beginning A/R	$	(Equals L7 + L14)	$
2. Changes to A/R		$17. Maximum Borrowing Capacity
3. Total A/R	$	(lesser of L15 and L16)	$
4. Ineligible A/R		$18. Outstanding principal balance of all advances under Revolving
5. Eligible A/R (L3 – L4)	$
6. Advance Percentage	80%	Credit Commitment	$
7. A/R Borrowing Availability		19. Aggregate face amount of
(L5 X L6)	$	outstanding Letters of Credit	$
		20. L18 + L19	$
21. Available to Borrow
B. Inventory		(L17 - L20)	$

8. Beginning Inventory Balance	$
9. Changes to Inventory Balance	$
10. Total Inventory	$
11. Ineligible Inventory	$
12. Qualified Inventory (L10 – L11)	$
13. Advance Percentage or Cap	50%/$4,000,000
14. Inv. Borrowing Availability
(lesser of L12 X L13 or cap)	$

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	FIFTH THIRD BANK

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 6, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (“Borrower”), and FIFTH THIRD BANK (the “Bank”).

The undersigned Responsible Officer1 hereby certifies as of the date hereof that he/she is the                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Bank on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.1(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.1(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Credit Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Credit Documents applicable to it, and no Event of Default has occurred and is continuing.]

—or–

[the following covenants or conditions have not been performed or observed and the following is a list of each such Event of Default and its nature and status:]

[1]	This certificate should be from the chief executive officer, chief financial officer, or treasurer of the Borrower.

2. The representations and warranties of the Borrower contained in Article IV of the Agreement and all representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Credit Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 4.9(a) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                    .

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	(SEAL)
Name:
Title:

For the Quarter/Year ended                     ,                     (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 5.13(a) – Debt Service Coverage Ratio

	A.	EBITDA for the four fiscal quarters (as applicable) ending on the Statement Date (“Subject Period”):

		1. Net income for Subject Period (excluding extraordinary gains and losses):	$

		2. Interest Expense for Subject Period (to extent included in I.A.1):	$

		3. Income tax expense for Subject Period (to extent included in I.A.1):	$

		4. Depreciation, depletion and amortization expenses for Subject Period (to extent included in I.A.1):	$

		5. EBITDA (Lines I.A.1 + 2 + 3 + 4):	$

	B.	Non-cash stock-based compensation expense and net unrealized loss on warrants for the Subject Period:	$

	C.	Distributions, dividends and other extraordinary items:	$

	D.	Numerator (sum of I.A.5 + I.B. – I.C.):	$

	E.	Interest Expense for the Subject Period:	$

	F.	Principal payments with respect to Indebtedness that were paid or were due and payable by the Borrower for the Subject Period:	$

	G.	Denominator (sum of I.E. + I.F.):	$

	Debt Service Coverage Ratio (Line I.D. ÷ Line I.G.):			to 1

Minimum required: 1.20 to 1.00

II.	Section 5.13(b) – Funded Debt to EBITDA Ratio

	A.	Funded Debt for the Subject Period:	$

	B.	EBITDA for the Subject Period (Line I.A.5):	$

	C.	Non-cash stock-based compensation expense and net unrealized loss on warrants for the Subject Period (Line I.B.):	$

	Funded Debt to EBITDA Ratio (Line II.A ÷ (Line II.B + Line II.C)):			to 1

Maximum permitted: 2.50 to 1.00

Schedule 1.1

Realty Leases

1.	Commercial Lease Agreement by and between Edge Developments, LLC and Computer Software Innovations, Inc. dated March 23, 2010, as amended by a First Amendment to Lease dated July 8, 2011. (903A East Main Street, Easley, South Carolina)

2.	Lease by and between Chuck Yeager Real Estate (as Agent for Shag Development Co.) and Computer Software Innovations, Inc. dated November 30, 2005, as amended by a Lease Amendment to Lease dated February 8, 2011. (900 E. East Main Street, Easley, South Carolina)

3.	Sublease Agreement by and between Docusys, Inc. and Computer Software Innovations, Inc. dated December 8, 2008, as amended by a Amendment to Sublease dated January 19, 2009. (Mobile, Alabama)

4.	Lease Agreement by and between Guilford Corporate Park, LLC and Computer Software Innovations, Inc. d/b/a CSI Technology Outfitters dated March 4, 2011. (Greensboro, North Carolina)

5.	Oral lease with Microstaff for a month to month tenancy at a lease rate of $2,406.31 per month.

Schedule 4.8

Litigation

None.

Schedule 4.12

Environmental Compliance

None.

Schedule 4.14

Insurance

Insurer	Policy Number	Type	Coverage Limits	Expiration Dates
The Hartford	22UUNAC1129	Property	1,720,600	April 6, 2012
The Hartford	22UUNAC1129	Liability	2,000,000	April 6, 2012

Schedule 4.17

Subsidiaries

CSI Technology Resources, Inc.

Schedule 4.23(a)

Subordinated Notes

1.	Agreement for the Extension of Subordinated Notes and Waiver between the Company and Barron Partners, LP, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, William J. Buchanan and Joe G. Black dated April 23, 2008.

2.	Waiver Agreement regarding Payment on Subordinated Notes between the Company and RBC Bank (USA) dated April 23, 2008.

3.	Extension of Subordinated Notes and Waiver dated May 12, 2009 between the Company, Barron Partners, LP, Joe G. Black, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton, and William J. Buchanan.

4.	Waiver Letter between the Company and RBC Bank (USA) dated May 12, 2009, relating to payments on, and amendments to, certain Subordinated Notes held by shareholders.

5.	Extension of Subordinated Notes and Waiver dated June 24, 2010 (executed June 25, 2010) between Computer Software Innovations, Inc. and Barron Partners, LP, Joe G. Black, Nancy K. Hedrick, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan.

Schedule 6.2(v)

Indebtedness

None.

Schedule 6.3(v)

Permitted Liens

1.	UCC-1 Financing Statement filed by RBC Bank (USA) on Computer Software Innovations, Inc. in the Office of the Delaware Secretary of State on March 17, 2005 (continued on September 21, 2009) bearing filing number 50976507, which will be terminated as soon as practicable after closing and is subject to that certain payoff letter contemplated by Section 3.1(h).